UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KVH INDUSTRIES, inc.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE

VIEX SPECIAL OPPORTUNITIES FUND II, LP

VIEX GP, LLC

VIEX SPECIAL OPPORTUNITIES GP II, LLC

VIEX CAPITAL ADVISORS, LLC

ERIC SINGER

BRADLEY L. RADOFF

PETER T. SHAPER

JOHN MUTCH

POTOMAC CAPITAL PARTNERS V, LP

POTOMAC CAPITAL MANAGEMENT V LLC

POTOMAC CAPITAL MANAGEMENT, INC.

PAUL J. SOLIT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One (“Series One”), together with the other participants named herein (collectively, “VIEX”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of KVH Industries, Inc., a Delaware corporation (the “Company”).

Item 1: On June 14, 2021, VIEX issued the following press release and public letter to stockholders of the Company:

VIEX Capital Issues Letter to Stockholders of KVH Industries, Inc.

Announces Glass Lewis Endorses VIEX’s Case for Change and Recommends Stockholders Vote on the WHITE Proxy Card to Elect Nominee John Mutch

Highlights that Glass Lewis and ISS have Chided KVH’s Attack-Filled Campaign, Which is Costing an Astounding 5% of the Company’s Total Cash

Notes Glass Lewis Specifically Spotlighted Eric Singer’s Record Helping Turn Around Founder-Dominated and Underperforming Technology Companies

Reiterates Stockholders Should Question the Integrity of KVH’s Defensive Board Refresh Efforts Given its Nominees’ Links to the Company’s Defense Advisors

Urges Stockholders to Vote on the WHITE Proxy Card to Elect Messrs. Mutch and Singer, who Possess Superior Governance Acumen, Ownership Perspectives and Turnaround Experience

NEW YORK – June 14, 2021 – VIEX Capital Advisors, LLC and the other participants in its solicitation (collectively, the “VIEX-led investor group” or “we”) today issued the below open letter to stockholders of KVH Industries, Inc. (NASDAQ: KVHI) (“KVH” or the “Company”) regarding the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The VIEX-led investor group is seeking to elect two highly-qualified individuals – John Mutch and Eric Singer – to KVH’s Board of Directors (the “Board”) at the Annual Meeting on June 17, 2021.

***

Fellow Stockholders,

The VIEX-led investor group holds nearly 10% of KVH’s outstanding common stock, making us the Company’s largest stockholder. We believe the case for change atop KVH is crystal clear after 20 years of abysmal financial performance and insular corporate governance under founder, chairman and chief executive officer Martin Kits van Heyningen. We contend the case for change has grown even stronger in recent months as Mr. Kits van Heyningen and his long-standing boardroom allies threatened to invalidate our nomination, rebuffed our proposal to settle for one designee and subsequently initiated a multi-million-dollar smear campaign that has been chided by leading independent proxy advisory firms.

We find the Board’s wasteful campaign all the more alarming when taking into account that KVH appears to have not repaid its nearly $7 million loan under the Paycheck Protection Program. We are truly confounded by the Company’s decision to spend 5% of its capital on a proxy fight, especially when we were willing to settle for one designee. Given this seemingly irresponsible level of spending, we want stockholders to receive a detailed breakdown of the millions of dollars in professional fees and incentive payments associated with this contest.

In our view, stockholders have two distinct choices at this week’s Annual Meeting:

✓	Vote on the WHITE proxy card to elect our two highly-qualified nominees, who possess strong corporate governance acumen, ownership perspectives and turnaround experience in the technology sector. We feel this is the most direct path to disrupting the money-losing status quo and igniting a sustainable turnaround that benefits all of KVH’s stockholders and stakeholders.

X	Vote on the Company’s card to elect two individuals with insufficient boardroom experience and no ownership perspectives. We suspect this would enable Mr. Kits van Heyningen and his allies to continue operating with minimal accountability and oversight. Without our nominees serving as a check on Mr. Kits van Heyningen, we fear the Company will continue to burn through capital and remain his unprofitable fiefdom.

Prior to voting, we encourage all stockholders to review our two public presentations and also consider the findings in the report issued by Glass, Lewis & Co. LLC (“Glass Lewis”) late last week. In addition to recommending that stockholders vote on VIEX’s WHITE proxy card to elect Mr. Mutch, Glass Lewis notes:1

•	“Despite the Company’s claims to be committed to good corporate governance, we agree with VIEX that KVH has a generally poor governance structure which results in a lack of accountability and has enabled a lack of needed oversight, excessive board tenures and, until the Dissident’s campaign, insufficient board refreshment.”

•	“The Company maintains several out-of-favor corporate governance policies, including a founder CEO who also serves as chairman, a staggered board structure and no right for shareholders to act by written consent, among others, as noted by the Dissident.”

•	“[…] Company’s trailing one- and three-year returns have significantly underperformed industry peers, contrary to the board’s assertions.”

•	“[…] we would agree with the Dissident that the Company has for the most part touted revenue growth opportunities without providing much in the way of near-term guidance on achieving profitability. Nor has the Company provided any substantive detail regarding the long-term economics of the Company’s business model and platform.”

•	“Beyond the foregoing considerations, we note the Company has taken a particularly defensive posture in response to VIEX’s campaign. KVH threatened to invalidate VIEX’s director nominations and, in our view, it has been overly critical of the track records and experience of VIEX’s nominees […] we generally find these attempts to denigrate board nominees to be superficial, context lacking and irrelevant to the primary concerns at issue in a proxy contest.”

•	“[…] we believe VIEX has made a sufficient case for incremental board change at KVH, based on the Company’s relatively stagnant stock price and operating performance, the lack of a fully developed financial plan to go along with the Company’s strategy, and various corporate governance concerns and considerations. While VIEX has not presented a detailed operating plan for KVH, the Dissident has offered several constructive ideas that we believe are aligned with shareholders’ interests and the Company’s stated objectives, such as implementing enhanced governance practices, focusing on cost containment, establishing a disciplined capital allocation policy, integrating new executives into management and helping KVH develop a realistic path to profitability.”

1 Approval to quote Glass Lewis neither sought nor received. Emphasis added by VIEX.

•	“Given the significant technology sector and public company board experience of the Dissident's nominees, particularly at smaller, often founder-led companies striving to achieve sustainable profitability, we find each of VIEX's nominees to be qualified and capable of advancing and overseeing these priorities as an independent member of the KVH board.”

Although we believe stockholders seeking to facilitate truly meaningful change should vote to elect both of our nominees, we largely agree with the Glass Lewis conclusions. We were especially pleased that Glass Lewis joined Institutional Shareholder Services, Inc. (“ISS”) in rebuking KVH’s unseemly campaign. ISS noted in its own report that the Company was “launching questionable attacks on the dissident's character.”2 We hope all of our fellow stockholders can agree that money-losing companies such as KVH should not be spending millions of dollars in this manner.

It is equally notable that both Glass Lewis and ISS consider KVH’s attempted board refresh to be defensive in nature. We could not agree more. While KVH claims its two new nominees were identified by an independent search firm, both candidates appear to have recent overlap with the Company’s advisors. KVH’s proxy solicitor was also the proxy solicitor for South Jersey Industries, Inc. (NYSE: SJI) when nominee Cielo Hernandez served as Chief Financial Officer. KVH’s activism defense advisor was also the activism defense advisor to TESSCO Technologies, Inc. (NASDAQ: TESS) during the period when nominee Cathy-Ann Martine-Dolecki was placed on the Board for one month. This apparent overlap gives us significant concern about the integrity of KVH’s refreshment efforts in recent months.

In light of the facts pertaining to KVH’s long-term underperformance and recent entrenchment maneuvers, we believe it is absolutely essential for the Company’s stockholders to send a loud and clear message at the Annual Meeting. Mr. Kits van Heyningen and his allies have not earned the right to unilaterally refresh the Board. We feel their apparent willingness to peddle mischaracterizations and waste stockholder capital on an unnecessary contest validates our conclusion. The Company’s leadership should instead be focusing on improving its operating model to return capital to investors.

Stockholders can rest assured that our two nominees will work to fix KVH’s broken corporate culture and hold management accountable if they are elected to the Board. Our slate has the sector expertise, turnaround experience and passion that KVH’s Board needs at this pivotal point in its lifecycle. John Mutch and I have collectively served on nearly 20 public boards, including many founder-dominated tech companies similar to KVH. Both of us have also repeatedly received recommendations from leading independent proxy advisory firms over the years.

In closing, we want to emphasize that the VIEX-led investor group has committed a significant amount of its own capital and resources to this campaign – unlike Mr. Kits van Heyningen and the Board. We have done so because we fear the value of our investment will greatly depreciate if Mr. Kits van Heyningen and his hand-picked Board members continue to preside over KVH without the addition of truly independent directors. We urge all stockholders, including the many fund managers who owe fiduciary obligations to their own investors, to realize the risk associated with allowing the status quo to persist. A credible refresh of the Board can help finally put the Company on a path to long-term growth and profitability after two decades of stagnation.

Sincerely,

Eric Singer

VIEX Capital Advisors, LLC

***

2 Approval to quote ISS neither sought nor received. Emphasis added by VIEX.

Contacts

For investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For media:

Profile

Greg Marose, 201-936-4126

gmarose@profileadvisors.com

###

Item 2: Also on June 14, 2021, VIEX issued the following press release:

VIEX Capital Comments on Disingenuous Director Candidate Q&A Issued by KVH Industries, Inc.

NEW YORK--(BUSINESS WIRE)--VIEX Capital Advisors, LLC and the other participants in its solicitation (collectively, the “VIEX-led investor group” or “we”) today issued the below statement in response to the director candidate Q&A released by KVH Industries, Inc. (NASDAQ: KVHI) (“KVH” or the “Company”) on June 14, 2021. The VIEX-led investor group is seeking to elect two highly-qualified individuals – John Mutch and Eric Singer – to KVH’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”) on June 17, 2021.

“We contend that KVH’s 11th-hour nominee Q&A is just another disingenuous ploy – one that stockholders should closely scrutinize and reject. This morning’s written Q&A, which appears to be full of consult-manufactured spin, seems to have been developed to win the support of large institutional stockholders focused on important environmental, social and governance considerations. However, we question how any governance-conscious institution could find this Q&A persuasive when the Company’s nominees were not asked several critical questions, including:

•	Were you identified by an independent search firm or were you identified by one of the Company’s defensive advisors, who you worked with in the past?

•	How would you work to hold management accountable given that founder and chairman Martin Kits van Heyningen is also KVH’s long-serving chief executive officer?

•	How would you address the institutional nepotism given that Mr. Kits van Heyningen has multiple family members working at KVH?

•	How should the Board rebuild stockholder trust after spending at least 5% of the Company’s cash position on this proxy fight (which the VIEX-led investor group, that beneficially owns nearly 10% of the company’s outstanding stock, would have settled for one designee)?

•	Was it sound governance for the Board to authorize at least $2 million in proxy fight expenses when KVH does not appear to have repaid its nearly $7 million government loan under the Paycheck Protection Program?

•	Given that KVH’s corporate governance policies have been rebuked by leading independent proxy firms over the past week, what enhancements would you suggest?

After two decades of abysmal financial performance and insular governance practices, Mr. Kits van Heyningen and his hand-picked directors should not be allowed to continue carrying out their own refreshment efforts. Stockholders should also remember that VIEX has highlighted that each of KVH’s nominees have past ties to the Company’s defense advisors.

Despite KVH’s ongoing attempts to misrepresent the PLX case and smear the VIEX nominees, we hope stockholders see through the smokescreen. An objective review of our nominees versus the Company’s nominees should yield a clear conclusion: Eric Singer and John Mutch have superior governance acumen, ownership perspectives and turnaround experience in the tech sector. They can help fix the broken culture in KVH’s boardroom.”

***

WE URGE STOCKHOLDERS TO VOTE ON THE WHITE PROXY CARD TO ELECT THE VIEX SLATE

AS A REMINDER, GLASS LEWIS HAS ENDORSED VIEX’S CASE FOR CHANGE

CONTACT INFO@SARATOGAPROXY.COM WITH ANY QUESTIONS REGARDING HOW TO VOTE

Contacts

For investors:
Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For media:
Profile
Greg Marose, 201-936-4126
gmarose@profileadvisors.com